Exhibit 99.2

COMMUNITY HEALTH SYSTEMS COMPLETES DIVESTITURE OF

SHOREPOINT HEALTH SYSTEM IN FLORIDA

FRANKLIN, Tenn. (March 3, 2025) – Community Health Systems, Inc. (NYSE: CYH) announced today that subsidiaries of the Company have completed the divestiture of ShorePoint Health – Port Charlotte in Port Charlotte, Florida, certain assets of ShorePoint Health – Punta Gorda, in Punta Gorda, Florida, and related businesses to subsidiaries of Adventist Health System Sunbelt Healthcare Corporation (AdventHealth) for $260 million. The entry into the definitive agreement for this transaction was announced on November 22, 2024, and the closing was effective March 1, 2025.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company's affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 37 distinct markets across 15 states. The Company's subsidiaries own or lease 73 affiliated hospitals with more than 10,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contacts:
Tomi Galin
Executive Vice President, Corporate Communications, Marketing and Public Affairs

615-628-6607

Investor Contacts:
Kevin Hammons
President and Chief Financial Officer

615-465-7000

Anton Hie
Vice President – Investor Relations

615-465-7012

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